Exhibit 99.1

PRESS RELEASE

    Lincoln Educational Services Corporation Achieves 15.3% Revenue Growth in
                              Second Quarter 2005

West Orange, New Jersey, August 1, 2005 - Lincoln Educational Services Corporation (Nasdaq: LINC) ("Lincoln") reported today its second quarter financial results for the period ended June 30, 2005.

Comparing the second quarters 2005 and 2004:

     o Revenues increased 15.3% to $68.2 million and excluding acquisitions increased 8.9%

     o    Average Enrollment increased 10.9% to 16,909

     o As expected Net Income declined from $0.9 million to $0.04 million mainly as a result of higher costs to drive second half growth

Guidance for the full year:

     o    Revenues are expected to increase 16.0% to 21.0%

     o    Average Enrollment is expected to increase 11.5% to 16.0%

     o    Net Income is expected to increase 38.0% to 54.0%

     o Earnings per fully diluted share are expected to range from $0.73 to $0.81, which is an increase of 30.0% to 45.0% from 2004. This includes a $0.05 per fully diluted share charge for FAS No. 123 "Accounting for Stock-based Compensation"

Comment and Outlook
David F. Carney, Lincoln's Chairman and CEO, commented, "We are very pleased to report continued strong growth and we intend to use the proceeds from the initial public offering to execute our multi-pronged growth strategy. Although we are operating in a more difficult advertising environment than last year, we experienced an improvement in our second quarter starts over the second quarter in the prior year and this represented a reversal of the trend we experienced in the first quarter. We are now entering what is typically our strongest time of the year. Historically, our schools have lower student enrollment in the first and second quarters and significantly higher student enrollment in the third and fourth quarters as a result of the large number of graduating high school students entering our schools during the second half of the year. In fact, approximately 40% of all new students usually enroll during the third quarter and we expect this trend to continue. In order to enhance performance we are reallocating some of our advertising budget away from television which remains more challenging in select markets and into online advertising which has proven to be more effective."

Mr. Carney added, "We continue to expand our product offerings. We received approval to offer a new program, medical coding and billing, at 13 of our campuses. In addition, three more of our campuses were recently approved to offer associate degrees, which brings the total number of degree granting campuses to 16. We also completed a 14,000 square foot addition to the Marietta, Georgia campus which not only enables us to offer a new program, Electronic Systems Technician, but also provides us with additional capacity for our allied health programs. Also in July, we started construction on our


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most recent automotive green-field campus in Queens, New York, where we expect to start classes by the first quarter of 2006."

Mr. Carney concluded, "We continue to evaluate new acquisitions to further expand our product offerings and geographic reach."

The Company reported third quarter and full year guidance based on its current expectations. These statements in this release are forward-looking, and actual results may differ materially.

                                 3rd Quarter                      Year
                                    2005                          2005
                          ------------------------    -------------------------

Revenue                       $78,000 ~ $82,000          $305,000 ~ $315,000
                          ------------------------    -------------------------


Net Income                     $4,500 ~ $5,500              $18,000 ~ $20,000
                          ------------------------    -------------------------


Earnings Per Share
           Basic                $0.18 ~ $0.22                 $0.77 ~ $0.85
           Diluted              $0.17 ~ $0.21                 $0.73 ~ $0.81

Operating Performance

Revenue for second quarter of 2005 was $68.2 million, a 15.3% increase from $59.2 million from the same quarter of last year. Excluding the acquisition of New England Technical Institute on January 11, 2005, revenues would have increased 8.9% over the same period last year. The primary driver of this growth was higher average student enrollment which increased 10.9% from the same quarter last year as well as from tuition increases. Excluding the acquisition of New England Technical Institute, average student enrollments increased 3.6% from the same quarter last year.

Operating income for the second quarter of 2005 was $0.8 million as compared to $2.1 million for the second quarter of 2004. This decrease was due to 22.0% and 16.4% increases, respectively, in educational services and facilities expenses and selling, general and administrative expenses.

The increase in educational services and facilities expenses for the second quarter of this year as compared to the 2004 quarter was due to increases in instructional costs and books and tools expenses to service the increase in student enrollment as well as the anticipated growth expected in the second half of the year. In addition, our facility expenses increased during the period as a result of our expanding several facilities.

The increase in selling, general and administrative expenses for the second quarter of 2005 as compared to the 2004 quarter was primarily due to higher sales and marketing expenses. During this period, sales expense increased by 21.8% due to increased compensation and benefit expenses as well as the addition of admission representatives to fuel anticipated growth. Marketing expenses also increased 37.2% due to increased cost of advertising (television, print and Internet) as well as increases to drive new student enrollments.

As a result, our overall operating margin was 1.2% for second quarter of 2005 as compared to 3.6% for the 2004 period. Net income for the second quarter of 2005 was $0.04 million, or $0.00 per diluted share, as compared to $0.9 million or $0.04 per diluted share for the comparable period in 2004. Earnings per share includes a charge of $0.01 and $0.02 per share for the second quarter of 2005 and 2004, respectively, resulting from our use of the fair value method of accounting for stock based compensation as prescribed by Statement of Financial Accounting Standards No. 123 "Accounting for Stock-based Compensation".

Revenue for the six months ended June 30, 2005 was $139.1 million, a 17.1% increase over the same period in 2004. Excluding our acquisition of New England Technical Institute, our revenue increased 11.0% over the same period in 2004. Income from operations for the six months ended June 30, 2005 was $3.3 million, a decrease of 42.4% as compared to the six months ended June 30, 2004. Operating margin for the six months ended June 30, 2005 was 2.4% as compared to 4.8% for the six months ended June 30, 2004.

Balance Sheet

As of June 30, 2005, we had $30.1 million in cash and cash equivalents, compared to $41.4 million at December 31, 2004. During the second quarter, we received $53.1 million in net proceeds from our initial public offering and utilized $31 million of those proceeds to pay-off all amounts outstanding under our credit facility.

As of June 30, 2005, our stockholders' equity was $113.2 million, compared to $58.1 million as of December 31, 2004. Cash flows used in operations was $1.7 million for the first six months of 2005 as compared to net cash provided by operations of $3.3 million in the first half of 2004.

Student Enrollment

Average student enrollment for second quarter of 2005 was 16,909 students, representing an increase of 10.9% from the second quarter last year. Excluding the acquisition of New England Technical Institute, our average student enrollment increased 3.6% over last year.

Average student enrollment for the first half of 2005 was 17,301 students, representing an increase of 12.8% from the first half of last year. Excluding the acquisition of New England Technical Institute, our average student enrollment increased 6.2% over last year.

Conference Call Today

Lincoln will host a conference call today at 10:00 a.m. Eastern Standard
Time. One can access the call by going to the investor relations portion of our website at www.lincolneducationalservices.com. Participants can also listen to the conference call by dialing (617) 213-8842 (international) or
(866) 202-1971 (domestic) and citing code 70759673. Please log-on or dial-in at least 10 minutes prior to the start time to ensure a connection. An archived version of the webcast will be accessible for 90 days at www.lincolneducationalservices.com. A replay of the call will also be available for seven days by calling (617) 801-6888 (international) and (888) 286-8010 (domestic) citing code 28759405.

About Lincoln Educational Services Corporation

Lincoln is a leading and diversified for-profit provider of a career-oriented post-secondary education headquartered in West Orange, New Jersey. It offers recent high school graduates and working adults degree and diploma programs in four principal areas of study: automotive technology, allied health (which includes programs for medical administrative assistants, medical assistants, pharmacy technicians and massage therapists), skilled trades and business and information technology. Lincoln has provided the workforce with skilled technicians since its inception in 1946. Lincoln currently operates 32 campuses in 15 states under seven brands: Lincoln Technical Institute, The Cittone Institute, CEI, Denver Automotive and Diesel College, Nashville Auto-Diesel College, Southwestern College and New England Technical Institute. Lincoln has a combined enrollment of approximately 17,000 students.

Statements in this press release regarding Lincoln's business which are not historical facts may be "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in Lincoln's registration statement on Form S-1, as amended. All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

FINANCIAL STATEMENTS

            LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

            FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2004 AND 2005
                    (In thousands, except per share amounts)
                                   (Unaudited)

                                                    Three Months Ended June 30,         Six Months Ended June 30,
                                                    ---------------------------        ---------------------------
                                                       2004             2005              2004             2005
                                                    ----------       ----------        ----------       ----------
REVENUES..................................             $59,206          $68,236          $118,780         $139,105
                                                    ----------       ----------        ----------       ----------
COSTS AND EXPENSES:
   Educational services and facilities....              24,231           29,559            48,394           58,643
   Selling, general and administrative....              32,533           37,865            64,312           77,149
   Loss on sale of assets.................                 323               --               323               --
                                                    ----------       ----------        ----------       ----------
        Total costs and expenses..........              57,087           67,424           113,029          135,792
                                                    ----------       ----------        ----------       ----------
OPERATING INCOME..........................               2,119              812             5,751            3,313
INTEREST INCOME...........................                  21               22                34               30
INTEREST EXPENSE..........................               (710)            (763)           (1,552)          (1,957)
                                                    ----------       ----------        ----------       ----------
INCOME BEFORE
        INCOME TAXES......................               1,430               71             4,233            1,386
PROVISION FOR
        INCOME TAXES......................                 570               29             1,755              572
                                                    ----------       ----------        ----------       ----------
NET INCOME................................                $860              $42            $2,478             $814
                                                    ==========       ==========        ==========       ==========
Earnings per share--basic:
Net income available to
    common shareholders...................               $0.04            $0.00             $0.11            $0.04
                                                    ==========       ==========        ==========       ==========
Earnings per share--diluted:
Net income available to
    common shareholders...................               $0.04            $0.00             $0.11            $0.04
                                                    ==========       ==========        ==========       ==========

Weighted average number of common share outstanding:
   Basic..................................              21,670           21,950            21,669           21,825
                                                    ==========       ==========        ==========       ==========
   Diluted................................              23,257           23,077            23,147           23,021
                                                    ==========       ==========        ==========       ==========

Other data:

   Depreciation and amortization..........               2,526            3,051             5,124            6,134
   Number of campuses.....................                  28               32                28               32
   Average population.....................              15,247           16,909            15,332           17,301




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
Selected Consolidated Balance Sheet Data                           December 31,                         June 30,
   (Unaudited)                                                         2004                               2005
                                                                ----------------                   ----------------

Cash and cash equivalents                                              $ 41,445                            $30,122
Current assets                                                           64,224                             56,315
Working capital                                                           4,570                              7,635
Total assets                                                            162,729                            176,679
Current liabilities                                                      59,654                             48,680
Long-term debt and capital lease
   obligations, including current portion                                46,829                             10,922
Total stockholders' equity                                               58,086                            113,202



Contact: Scott M. Shaw
Phone: 973-736-9340

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